Exhibit 99.2

Contact:

Eric London TSD Communications for Capitol Acquisition Corp. (202) 986-9805

FOR IMMEDIATE RELEASE

CAPITOL ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Washington, D.C., November 13, 2007 – Capitol Acquisition Corp. (AMEX: CLA.U) announced today that it has completed its initial public offering of 25,000,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 to the Company. The offering was led by Citi, acting as sole book-running manager and Ladenburg Thalmann & Co. Inc. acting as co-manager. The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

The Company also announced the simultaneous consummation of the private sale of 7,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $7,000,000. The warrants were purchased by Mark D. Ein, the Company’s Chief Executive Officer, Amanda Eilian, the Company’s Vice President, Raul J. Fernandez, Piyush Sodha, Richard C. Donaldson and Lawrence Calcano, each members of the Company’s board of directors, Brooke B. Coburn, Arno Penzias, Hugh Panero, Thomas E. Wheeler, Ted Leonsis and Dr. Jeong H. Kim, each a special advisor of the Company and ZG Ventures LLC, an entity controlled by Miles Gilburne, a special advisor of the Company. The warrants are identical to the warrants included in the units sold in the initial public offering except that the warrants are exercisable on a cashless basis and will not be redeemable by the Company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until after the Company has completed a business combination, subject to certain exceptions.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $246,325,000 (or approximately $9.85 per share sold in the initial public offering) was placed in trust. Audited financial statements as of November 13, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Capitol Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses or assets. Its efforts in identifying a prospective target business will not be limited to a particular industry.

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